Exhibit 99.1

Amphastar Pharmaceuticals, Inc. Purchases International Medication Systems (UK) Limited from UCB PHARMA GmbH

RANCHO CUCAMONGA, CA – August 4, 2016 – Amphastar Pharmaceuticals, Inc. (NASDAQ: AMPH) (“Amphastar” or the “Company”), announced today that, through its wholly owned UK subsidiary, Amphastar UK Limited, acquired a UK based corporation, International Medication Systems (UK) Limited, including its product trademarks, and other related product assets, as well as Marketing Authorizations for thirty-three products in the UK, Ireland, Australia, and New Zealand, representing eleven different injectable chemical entities, from UCB PHARMA GmbH for $7.7 million. The products are generic injectables containing the following active ingredients; Adrenaline, Amiodarone, Atropine, Calcium Chloride, Furosemide, Glucose, Lidocaine, Magnesium Sulphate, Morphine, Naloxone and Sodium Bicarbonate. Amphastar plans to transfer the products to its facilities in California.  The transfer will require UK MHRA and other related regulatory agency approval before the products can be re-launched.

Amphastar’s CEO, Dr. Jack Zhang, Ph.D. stated, “We are very happy to be able to expand our presence into the international market with this transaction and to reunite the UK IMS entity with the US IMS entity.”

Management will address all questions regarding this transaction on the second quarter earnings call scheduled for August 8, 2016, at 2:00 p.m. Pacific Time.

To access the conference call, dial toll-free (877) 881-2595 or (315) 625-3083 for international callers, five minutes before the conference. The passcode for the conference call is 52341658.

The call can also be accessed on the Investors page on the Company’s website www.amphastar.com.

Company Information

Amphastar is a specialty pharmaceutical company that focuses primarily on developing, manufacturing, marketing, and selling technically-challenging generic and proprietary injectable, inhalation, and intranasal products. Additionally, the Company sells insulin active pharmaceutical ingredient products. Most of the Company's finished products are used in hospital or urgent care clinical settings and are primarily contracted and distributed through group purchasing organizations and drug wholesalers. More information is available at the Company's website at www.amphastar.com.

Forward Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the Company’s expectations regarding sales and marketing of its products, the timing of FDA filings and other matters related to its pipeline of product candidates and other future events. These statements are not historical facts but rather are based on Amphastar’s current expectations, estimates, and projections regarding Amphastar’s business, operations, and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Amphastar’s control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Amphastar’s filings with the Securities and Exchange Commission. Amphastar undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contact Information:

Amphastar Pharmaceuticals, Inc.

Bill Peters

Chief Financial Officer

(909) 980-9484